Cytec Industries Inc.                                 David Lilley
Five Garret Mountain Plaza                            Chairman of the Board,
West Paterson, NJ 07424                               President and
                                                      Chief Executive Officer




                                          March 13, 2008





Ms. M. Regina Charles
102 St. Andrews Drive
Avondale, PA 19311

Dear Regina,

We are very pleased to confirm to you our offer for the position of Vice President of Human Resources for Cytec Industries Inc. This position will report directly to the Chairman and CEO of the company, and will be based at our corporate headquarters in West Paterson, New Jersey. In addition, you will become a member of the Cytec Executive Leadership team and we look forward to your contributions as we seek to continue the growth of Cytec and reward our shareholders for their investment.

On joining Cytec, it is expected that the full Board will elect you as an officer of the company. As we discussed, it is anticipated that your starting date will be in the middle of April.

The specific terms of our offer are as follows:

|X| An annual salary of $310,000. You will be eligible for annual salary adjustments and you will be considered by the Compensation Committee of the Board of Directors for the first adjustment in January 2009.

|X| An annual target incentive bonus of 50% of your earned salary; the payout range is 0-200% of target. The criteria adopted to determine payouts are EPS (60%) and major missions (40%) and we will be pleased to share the specific information on major missions with you when you join Cytec. However, I would like to highlight that these measures are the same for all the executive participants, including the CEO, as we seek to have full alignment on our objectives and financial measures. For 2008, your payout will be prorated for your time in the position, but will be guaranteed to be a minimum of $125,000 and the payment will be made in the first quarter of 2009.

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|X|   An initial award of 10,000 stock settled stock appreciation rights (SARs)
      with a ten year term. The exercise price will be the closing price of the stock on your first day of employment. One third of these SARs will vest each year on the first three anniversaries of your date of employment.

|X| A special restricted stock grant equal to 3,000 shares, 50% of which will vest after twelve months and the remainder after 24 months. No dividends will be paid on this stock until it vests.

|X| As part of the Cytec Executive Long Tem Incentive Plan, we have a rolling three year Performance Cash/Stock program. Goals are set three years out for EPS and ROIC measures. For example, the 2008 goals were set at the end of 2005, and recently the Compensation Committee set the 2010 goals. There is a payout range of 0-200% depending on the Company's performance against these pre-established goals for the respective performance period.

      You will be eligible for this program as follows:
             $50,000 for the 2008 performance period
            $150,000 for the 2009 performance period
            $150,000 for the 2010 performance period

      We will share the specific goals with you when you join and they are the same for all executives in the program.

|X| We anticipate that going forward you will also receive annual awards of long term incentive compensation under our executive compensation program. These awards typically consist of annual grants of SARs and performance cash/stock and are typically made by the Compensation and Management Development Committee at its first meeting each calendar year. The target level awards for your position in January 2008 were 15,000 SARs and $150,000 of performance cash/stock.

|X| Participation in the Executive Income Continuity plan which includes full vesting of restricted stock and stock appreciation rights in the event of a change of control. In addition it provides for a one year pay and bonus termination benefit if employment is terminated by the company without "Cause" and three year's pay and bonus termination benefit if employment is terminated after a change in control. We enclose a copy of the policy.

|X| Participation in Ayco's Financial /Tax preparation services program as you may require.


|X| You are eligible for the Cytec employee relocation policy which includes assistance in selling your existing house through a potential company sponsored purchase. We understand that you may choose to have two residences for a while so this aspect will remain available to you for two years after you join Cytec. You will require 3 months of temporary accommodation in the NJ area and this will be at Cytec expense.

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|X|   As of one month of hire, you will be eligible to participate in the employee benefits program including medical, dental, life insurance, vision care and defined contribution plan. The company match in the defined contribution plan begins after one month in accordance with the plan terms, and we enclose a brochure giving details on the various plans.

|X|   You will have 20 days of vacation annually.

As a senior executive, you are expected to meet Cytec stock ownership guidelines reflecting both the confidence we have in Cytec and our continuing commitment to enhance shareholder value. The guideline for your position is that within 5 years, you will have beneficial stock ownership equivalent to 3 years salary. This requirement should be met before you sell any Cytec stock or exercise stock appreciation rights for cash. You can utilize the defined contribution plan to build up your stock holding and also convert performance cash to deferred stock.

Information on our executive compensation philosophy, programs and practices are set forth in the Compensation Discussion and Analysis section of our 2008 Proxy Statement, a copy of which is enclosed. Needless to say, the Compensation and Management Development Committee can change the executive compensation program at any time.

In accordance with company policy, this offer is contingent upon you signing our standard employment agreement, a copy of which is enclosed. In order to maintain a drug free work environment for its employees, it is the policy of Cytec Industries and its subsidiaries that abusers of drugs will not be hired. We ask that you attend an examination to test a urine sample for the presence of drugs. If the result of this test is positive, you will not be offered employment. If you are taking drugs under a doctor's prescription, it is very important that you notify the examining physician. The drug test is taken at our expense and may be taken at any time after accepting our offer and prior to beginning work at Cytec. We will send you guidance shortly that will enable you to take the test. In addition, this offer is contingent upon receiving satisfactory employment references.

Please respond in writing acknowledging that the above terms are agreeable.

All of us who met you are very excited about your joining us at Cytec. We feel that you can make a tremendous contribution to Cytec through raising the professional standards of the Human Resource function as well as being totally engaged in our strategic and operational initiatives. I also believe that you will enjoy the challenges that the position offers and the success that you can create. Should you have any questions about this offer, please feel free to contact me at 973 357 3315.

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                                          Yours sincerely.

                                          /s/ David Lilley


Accepted /s/ Marilyn R. Charles           Date: March 14, 2008
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